Exhibit 10.1(r)

Employment Contract	Anstellungsvertrag

between Sauer-Danfoss GmbH & Co. OHG, Krokamp 35, 24539 Neumünster, Germany - hereinafter referred to as “Employer” - and Mr. Hans Cornett, Gamle Kongevej 58 6200 Aabenraa DK Danmark	zwischen Sauer-Danfoss GmbH & Co. OHG, Krokamp 35, 24539 Neumünster - nachfolgend auch “Arbeitgeber” genannt und Herrn Hans Cornett, Gamle Kongevej 58 6200 Aabenraa DK Danmark

List of clauses

§ 1 Duties and Area of Work

§ 2 Term of Contract

§ 3 Working Hours

§ 4 Remuneration

§ 5 Company Car

§ 6 Absence from Work / Sick Pay

§ 7 Leave

§ 8 Confidentiality / Business Documents

§ 9 Work Results / Copyright

§ 10 Secondary Activities

§ 11 End of Contract / Termination

§ 12 Release from Duty to Work

§ 13 Severance Payment at the End of the Working
Relationship

§ 14 Prohibition on Competition during the Term of
the Contract

§ 15 Post-contractual Prohibition on Competition

§ 16 Prohibition on Solicitation

§ 17 Outlays and Expenses

§18 Exclusion Periods

§19Consent to Data Collection and Data Processing

§ 20 Recognition of Years of Service

§ 21 Choice of Law, Place of Jurisdiction

§ 22 Authoritative Language

§ 23 Final Provisions, Written Form Requirement,
Severability Clause

Paragraphenübersicht

§ 1 Tätigkeit und Aufgabenbereich

§ 2 Vertragsdauer

§ 3 Arbeitszeit

§ 4 Vergütung

§ 5 Dienstwagen

§ 6 Arbeitsverhinderung / Entgeltfortzahlung bei
Krankheit

§ 7 Urlaub

§ 8 Verschwiegenheitspflicht / Geschäftsunterlagen

§ 9 Arbeitsergebnisse / Urheberrechte

§ 10 Nebentätigkeiten

§ 11 Vertragsbeendigung / Kündigung

§ 12 Freistellung von der Arbeitspflicht

§ 13 Abfindung bei Beendigung des
Arbeitsverhältnisses

§ 14 Wettbewerbsverbot während der Vertragsdauer

§ 15 Nachvertragliches Wettbewerbsverbot

§ 16 Abwerbeverbot

§ 17 Auslagen und Spesen

§ 18 Ausschlussfristen

§ 19 Einverständniserklärung zur Datenerhebung
und -verarbeitung

§ 20 Anerkennung von Dienstzeiten

§ 21 Rechtswahl, Gerichtsstand

§ 22 Maßgebliche Sprache

§ 23 Schlussbestimmungen, Schriftformklausel,
Salvatorische Klausel

Preliminary Remark:

Mr. Cornett has worked for the Sauer-Danfoss group since March 1, 1976. Most recently his activity was based on the employment contract entered into as of December 1, 2002 between Mr. Cornett and Sauer-Danfoss Inc. Mr. Cornett’s current position is Executive Vice President and Chief Marketing Officer of Sauer-Danfoss Inc. The parties have agreed that Hans Cornett shall be relocated to Sauer-Danfoss GmbH & Co. OHG, an affiliate of Sauer-Danfoss Inc., with effect from September 1, 2008. For this purpose the existing employment contract between Hans Cornett and Sauer Danfoss Inc. shall be terminated by termination agreement as of August 31, 2008 and the following employment contract shall be entered into as of September 1, 2008 between Mr. Cornett and Sauer-Danfoss GmbH & Co. OHG. Therefore, the Parties conclude the following:

Vorbemerkung:

Herr Cornett ist seit dem 1. März 1976 für die Sauer-Danfoss Guppe tätig. Grundlage seiner Tätigkeit war zuletzt der zwischen Herrn Cornett und der Sauer-Danfoss Inc. abgeschlossene Anstellungsvertrag vom 1. Dezember 2002. Herr Cornett ist Executive Vice President und Chief Marketing Officer von Sauer-Danfoss Inc. Die Parteien sind übereingekommen, dass Hans Cornett mit Wirkung ab dem 1. September 2008 zur Sauer-Danfoss GmbH & Co. OHG, einer Tochtergesellschaft der Sauer-Danfoss Inc., versetzt werden soll. Zu diesem Zweck wird der bestehende Arbeitsvertrag zwischen Hans Cornett und der Sauer-Danfoss Inc. mit Aufhebungsvertrag zum 31. August 2008 beendet und mit Wirkung ab dem 1. September 2008 zwischen Herrn Cornett und der Sauer-Danfoss GmbH & Co. OHG folgender Anstellungsvertrag geschlossen. Dies vorausgeschickt vereinbaren die Parteien was folgt:

§ 1

Duties and Area of Work

(1)   Mr. Cornett shall commence his activities for the Employer on September 1, 2008. His work shall cover the global management of all Sales and Marketing activities in the Sauer-Danfoss group. Mr. Cornett is Executive Vice President and Chief Marketing Officer of Sauer-Danfoss Inc. His tasks, rights

§ 1

Tätigkeit und Aufgabenbereich

(1)   Herr Cornett beginnt seine Tätigkeit für den Arbeitgeber am 1. September 2008. Sein Aufgabengebiet umfasst die Leitung sämtlicher Verkaufs- und Marketingaktivitäten der Sauer-Danfoss Gruppe weltweit. Herr Cornett hat das Amt eines Executive Vice President und Chief Marketing and duties arise from this employment contract, the by-laws of Sauer-Danfoss Inc., the instructions from the President and Chief Executive Officer of Sauer-Danfoss Inc. and the instructions from the Board of Directors of Sauer-Danfoss Inc. Mr. Cornett shall report to the President and Chief Executive Officer of Sauer-Danfoss Inc.

(2)   The principal place of work of Mr. Cornett is the business of the Employer in Neumünster, Germany. Mr. Cornett is willing to take business trips inside and outside Germany, which is a substantial part of the job.

(3)   Mr. Cornett may serve from time to time as a director and/or member of a committee of the Employer and/or as a director and/or member of a committee and/or officer of one or more subsidiaries or related or affiliated companies or joint ventures of Sauer-Danfoss Inc. Mr. Cornett agrees to fulfill his duties as such director, member of a committee or officer without additional compensation other than the compensation provided for in this Agreement.

Officer der Sauer-Danfoss Inc. inne. Seine Aufgaben sowie Rechte und Pflichten ergeben sich aus diesem Anstellungsvertrag, aus der Geschäftsordnung (“By-laws”) der Sauer-Danfoss Inc., den Weisungen des President und Chief Executive Officer von Sauer-Danfoss Inc. sowie den Weisungen des Board of Directors der Sauer-Danfoss Inc. Herr Cornett berichtet an den President und Chief Executive Officer von Sauer-Danfoss Inc.

(2)   Der gewöhnliche Arbeitsort von Herrn Cornett ist der Betrieb des Arbeitgebers in Neumünster. Herr Cornett erklärt sich bereit, auch Dienstreisen innerhalb und außerhalb Deutschlands zu unternehmen, die mit der Tätigkeit in erheblichem Umfang verbunden sind.

(3)   Herrn Cornett erklärt sich bereit, bei Bedarf ein Geschäftsführeramt und/oder ein Amt in einem anderen Organ oder Gremium beim Arbeitgeber zu übernehmen. Ebenso erklärt sich Herr Cornett bereit, bei Bedarf auch ein Amt als Geschäftsführer, ein Amt in einem anderen Organ oder Gremium oder ein Amt als Direktor in einer oder auch mehreren Tochtergesellschaften der Sauer-Danfoss Inc. oder sonst mit der Sauer- Danfoss Inc. verbundenen

(4) The Employee has the function of an executive employee for the Employer.

Unternehmen oder Gemeinschaftsunternehmen, an denen die Sauer-Danfoss Inc. beteiligt ist, zu übernehmen. Herr Cornett erklärt sich damit einverstanden, seine Tätigkeit und Pflichten aus einem solchen Amt als Geschäftsführer, Mitglied eines anderen Organs oder Gremiums oder als Direktor ohne zusätzliche Vergütung oder Entschädigung über die nach diesem Anstellungsvertrag zu zahlende Vergütung hinaus zu erfüllen.

(4)   Herr Cornett hat beim Arbeitgeber die Funktion eines leitenden Angestellten inne.

§ 2 Term of Contract The employment contract is continue for an indefinite term. It can be terminated pursuant to § 11 of this Contract.	§ 2 Vertragsdauer Der Arbeitsvertrag wird auf unbestimmte Zeit abgeschlossen. Er ist nach Maßgabe von § 11 dieses Vertrages kündbar.

§ 3

Working Hours

Mr. Cornett undertakes to devote his entire working capacity to the interests of the Employer and, if necessary, to work beyond the regular working hours of the company. This shall include working on Saturdays, Sundays and public holidays and apply to business trips as well.

§ 3

Arbeitszeit

 Herr Cornett ist verpflichtet, seine ganze Arbeitskraft im Interesse des Arbeitgebers einzusetzen und, soweit erforderlich, auch über die regelmäßige betriebsübliche Arbeitszeit hinaus zu arbeiten. Dies schließt auch Arbeit an Samstagen, Sonntagen und Feiertagen ein und gilt auch für Geschäftsreisen.

§ 4

Remuneration

(1)   Mr. Cornett shall receive an annual fixed salary of EUR 280,000.00 gross, payable in 12 equal installments at the end of each month. It shall be paid in accordance with applicable statutory tax and social insurance provisions to an account stipulated by Mr. Cornett. The annual salary shall be reviewed each calendar year and adjusted as necessary. Mr. Cornett does not have an automatic entitlement to an increase in his annual fixed salary.

(2)   In addition to the fixed salary in accordance with the above § 4 (1) Mr. Cornett shall be eligible to earn an annual incentive under the prevailing Sauer-Danfoss Inc. Omnibus Incentive Plan (“Incentive Plan”). The payment of an annual incentive is subject to certain performance- or profit-related goals being achieved. Such goals shall be based on the prevailing conditions of the Incentive Plan. The payment of an annual incentive is definitely subject to the employment relationship still existing at the end of the fiscal year for which the annual incentive is to be paid. The Incentive Plan can be amended or terminated in its entirety with effect for the future provided there is an objective reason therefor.

§ 4

Vergütung

(1)   Herr Cornett erhält ein Jahresfestgehalt in Höhe von EUR 280.000,00 brutto, zahlbar in 12 gleichen Raten, jeweils zum Monatsende. Die Auszahlung erfolgt bargeldlos unter Berücksichtigung der steuerlichen und sozialversicherungsrechtlichen Vorgaben auf ein von Herrn Cornett anzugebendes Konto. Das Jahresfestgehalt wird kalenderjährlich auf seine Angemessenheit hin überprüft und bei Bedarf angepasst. Ein Anspruch von Herrn Cornett auf eine Anhebung des Jahresfestgehalts besteht nicht.

(2)   Zusätzlich zu dem Festgehalt nach vorstehendem § 4 Abs. 1 kann Herr Cornett einen jährlichen Bonus nach Maßgabe des jeweils gültigen Sauer-Danfoss Inc. Omnibus Incentive Plan (“Incentive Plan”) erhalten. Die Zahlung eines Jahresbonus setzt die Erreichung bestimmter leistungs- und/oder erfolgsabhängiger Ziele voraus, welche sich nach den jeweils gültigen Bedingungen des Incentive Plan richten. Die Zahlung eines Jahresbonus setzt in jedem Fall voraus, dass das Anstellungsverhältnis am Ende des Geschäftsjahres, für das der Jahresbonus gezahlt wird, noch besteht. Der Incentive Plan kann mit

The following are considered to be objective reasons for an amendment or termination: economic reasons on a company or group level or a basic change to the remuneration system for Sauer-Danfoss group executive officers.

(3)   Mr. Cornett is entitled to participate in the additional benefits generally granted to all executive employees of the Sauer-Danfoss group, in particular the long-term incentive plan for executive employees of the Sauer-Danfoss group under the prevailing Sauer-Danfoss Inc. Omnibus Incentive Plan, in accordance with the prevailing provisions and conditions of such benefits. The Employer is entitled to adjust these benefits with effect in the future or to revoke them completely provided there are objective reasons therefore. Objective reasons for amending or revoking may be economic reasons on a company or group level, reasons associated with Mr. Cornett’s conduct or poor performance of Mr. Cornett, a basic change to the remuneration system for executive employees of Sauer-Danfoss group, exit of the Employer from the Sauer-Danfoss group or changes to the work or activity of Mr. Cornett.

Wirkung für die Zukunft geändert oder auch vollständig widerrufen werden, soweit hierfür ein sachlicher Grund gegeben ist. Als sachlicher Grund für eine Änderung oder einen Widerruf kommen wirtschaftliche Gründe auf Unternehmens- oder Konzernebene oder eine grundlegende Änderung des Vergütungssystems für Executive Officers der Sauer-Danfoss Gruppe in Betracht.

(3)   Herr Cornett ist berechtigt, an den allgemein für alle leitenden Angestellten der Sauer-Danfoss Gruppe gewährten zusätzlichen Leistungen, insbesondere an dem long-term incentive plan für leitende Angestellte nach dem Sauer-Danfoss Inc. Omnibus Incentive Plan, nach Maßgabe der jeweils gültigen Regelungen und Bedingungen für die jeweiligen Leistungen teilzunehmen. Der Arbeitgeber behält sich vor, diese Leistungen mit Wirkung für die Zukunft zu ändern oder auch vollständig zu widerrufen, soweit hierfür ein sachlicher Grund gegeben ist. Als sachlicher Grund für eine Änderung oder einen Widerruf kommen wirtschaftliche Gründe auf Unternehmens- oder Konzernebene, Gründe im Verhalten von Herrn Cornett, mangelnde Leistungen von Herrn Cornett, die grundlegende Änderung des Vergütungssystems für leitende Angestellte der Sauer-Danfoss

(4)   The fixed salary specified under (1) shall cover all work performed by Mr. Cornett including any work performed outside the regular company working hours (overtime), time spent traveling and any work on Saturdays, Sundays and public holidays.

Gruppe, das Ausscheiden des Arbeitgebers aus dem Konzernverbund oder Veränderungen des Aufgaben- oder Tätigkeitsgebiets von Herrn Cornett in Betracht.

(4)   Mit dem Festgehalt gemäß vorstehendem Abs. 1 sind alle Leistungen von Herrn Cornett, einschließlich Tätigkeiten außerhalb der regelmäßigen betriebsüblichen Arbeitszeit (Überstunden) sowie Reisezeiten und die Arbeit an Samstagen, Sonn- und Feiertagen abgegolten.

§ 5

Company Car

The Employer shall provide Mr. Cornett with a company car in accordance with the applicable company car regulations. The Employer shall bear the operating, service and maintenance costs. Mr. Cornett may also use the company car for private purposes free of charge. Any tax incurred on the non-cash benefit for private use shall be borne by Mr. Cornett. When the employment relationship ends Mr. Cornett shall return the company car, vehicle documents and accessories without undue delay to the Employer. Mr. Cornett shall not have any right of retention with regard to the company car.

§ 5

Dienstwagen

Zur Erfüllung seiner Aufgaben wird Herrn Cornett vom Arbeitgeber ein Dienstwagen nach Maßgabe der jeweils gültigen Firmenwagenrichtlinie zur Verfügung gestellt. Betriebs-, Unterhalts- und Wartungskosten trägt der Arbeitgeber. Herr Cornett ist berechtigt, den Dienstwagen auch zu privaten Zwecken kostenlos zu nutzen. Alle mit der privaten Nutzung anfallenden Steuern trägt Herr Cornett. Bei Beendigung des Arbeitsverhältnisses hat Herr Cornett den Dienstwagen unverzüglich nebst Fahrzeugpapieren und Zubehör an den Arbeitgeber zurückzugeben. Ein Zurückbehaltungsrecht an dem Dienstwagen steht Herrn Cornett nicht zu.

§ 6

Absence from Work / Sick pay

(1)   Mr. Cornett shall inform the Employer of any inability to work or extension of an inability to work and the expected length of absence irrespective of the reason, i.e. on the first day of the inability to work before the working day begins, and at the same time to inform the Employer of any urgent work.

(2)   In the event of illness, Mr. Cornett shall submit a medical certificate stating that he is unable to work and probable length of absence at the latest by the third day of the illness. If the inability to work lasts longer than stated on the medical certificate Mr. Cornett shall inform the Employer and provide a further medical certificate without undue delay. This requirement to provide a medical certificate also applies when such continued salary payments come to an end.

(3)   The statutory provisions of the Act on Continued Payment of Remuneration (Entgeltfortzahlungsgesetz) apply to the continued payment of remunera-tion in the event of inability to work as a result of illness. In as far as the inability to work lasts for more than the statutory period for which remunera- tion is continued the Employer shall

§ 6

Arbeitsverhinderung /

Entgeltfortzahlung bei Krankheit

(1)   Herr Cornett ist verpflichtet, jede Arbeitsverhinderung oder Verlängerung einer Arbeitsverhinderung und ihre voraussichtliche Dauer unabhängig von ihrem Grund unverzüglich, d. h. am ersten Tag der Arbeitsverhinderung vor Arbeitsbeginn, anzuzeigen, und dabei gleichzeitig auf etwaige dringliche Arbeiten hinzuweisen.

(2)   Bei einer Erkrankung ist Herr Cornett verpflichtet, spätestens am dritten Arbeitstag der Erkrankung eine ärztliche Bescheinigung über die Arbeitsunfähigkeit sowie deren voraussichtliche Dauer vorzulegen. Dauert die Arbeitsunfähigkeit länger als in der Bescheinigung angegeben, so hat Herr Cornett dies unverzüglich anzuzeigen und eine Anschlussbescheinigung vorzulegen. Diese Pflicht besteht auch im Anschluss an die Beendigung einer etwaigen Entgeltfortzahlung.

(3)      Für die Entgeltfortzahlung bei Arbeitsunfähigkeit infolge Krankheit gelten die gesetzlichen Bestimmungen nach dem Entgeltfortzahlungsgesetz. Sofern die Arbeitsunfähigkeit über den gesetzlichen pay Mr. Cornett a discretionary payment constituting the difference between the net salary in accordance with § 4(1) of this contract received before the inability to work commenced and the sickness benefit drawn by Mr. Cornett with effect from this date for a period of no more than 24 weeks, and not beyond the date of the end of the employment relationship. If Mr. Cornett has private health insurance the Employer shall pay the difference between the net salary in accordance with § 4 (1) of this contract drawn before the inability to work commenced and the sickness allowance provided by the insurance company, but no more than the difference to the amount which Mr. Cornett would receive from the statutory health insurance scheme as sickness benefit if he were insured with a statutory health insurance scheme.

(4)   If Mr. Cornett has a statutory right to demand compensation from a third party who caused his incapacity to work, this right shall pass to the Employer to the extent that the Employer pays Mr. Cornett a salary and any employer contributions due thereon to the statutory social insurance scheme. Mr. Cornett shall provide the Employer without undue delay with whatever information is necessary to assert such claims and shall cooperate in asserting and enforcing them.

Entgeltfortzahlungszeitraum hinaus andauert, zahlt der Arbeitgeber Herrn Cornett freiwillig ab diesem Zeitpunkt für die Dauer von längstens 24 Wochen, jedoch nicht über den Zeitpunkt der Beendigung des Arbeitsverhältnisses hinaus, die Differenz zwischen dem vor Beginn der Arbeitsunfähigkeit erzielten Nettogehalt nach § 4 Abs. 1 dieses Vertrages und dem von Herrn Cornett bezogenen Krankengeld. Ist Herr Cornett privat krankenversichert, zahlt der Arbeitgeber die Differenz zwischen dem vor Beginn der Arbeitsunfähigkeit erzielten Nettogehalt nach § 4 Abs. 1 dieses Vertrages und dem versicherten Krankentagegeld, höchstens jedoch die Differenz zu dem Betrag, den Herr Cornett als Krankengeld aus der gesetzlichen Krankenversicherung erhalten würde, wenn er gesetzlich krankenversichert wäre.

(4)   Kann Herr Cornett aufgrund gesetzlicher Vorschriften von einem Dritten Ersatz des Schadens verlangen, der ihm durch die Arbeitsunfähigkeit entstanden ist, so geht dieser Anspruch insoweit auf den Arbeitgeber über, als dieser Herrn Cornett Gehalt gewährt und darauf entfallende vom

Arbeitgeber zu tragende Beiträge zur gesetzlichen Sozialversicherung abgeführt hat. Herr Cornett ist verpflichtet, dem Arbeitgeber die zur Erhebung der Ansprüche erforderlichen Auskünfte unverzüglich zu erteilen und an der Geltendmachung und Durchsetzung mitzuwirken.

§ 7

Leave

(1)   Mr. Cornett shall have 30 days of leave per calendar
year.

(2)   In the event that the employment relationship begins or ends during the course of a calendar year, the Employee shall be entitled to leave for each full month on a pro rata basis to the extent that this exceeds the statutory minimum.

(3)   The timing of the leave shall be determined taking into account the business interests of the Employer in consultation with the Employee’s direct superior.

§ 7

Urlaub

(1)   Herr Cornett erhält kalenderjährlich 30 Arbeitstage Erholungsurlaub.

(2)   Bei Beginn und/oder Ende des Arbeitsverhältnisses im laufenden Kalenderjahr erhält der Arbeitnehmer für jeden vollen Monat anteilig Urlaub, soweit der Urlaub den gesetzlichen Mindesturlaub übersteigt.

(3)   Die zeitliche Festlegung des Urlaubs hat unter Berücksichtigung der geschäftlichen Belange des Arbeitgebers im Einvernehmen mit dem nächsten Vorgesetzten zu erfolgen.

§ 8 Confidentiality / Business Documents (1) The Employee shall observe confiden-tiality regarding all confidential matters,	§ 8 Verschwiegenheitspflicht / Geschäftsunterlagen (1) Der Arbeitnehmer verpflichtet sich, über alle vertraulichen operating and business secrets and procedures which become known to him during his employment; this shall apply to the period of the employment relationship and the period thereafter. The confidentiality obligation shall also include the remuneration agreed upon in this contract, operating and business secrets of companies affiliated with the Employer and customers of the Employer or of its affiliates.

(2)   The Employee shall not disclose documentation, documents, files (irrespective of the medium on which they are saved) or items of any type whatsoever to third parties any more than is necessary to fulfill the duties set out in the employment contract. Any business documents concerning the Employer and its interests are the property of the Employer irrespective of the addressee; this also applies to any other business items.

(3)   On request, but no later than the end of the employment relationship, the Employee shall return all items, documentation, documents and files (irrespective of the medium on which they are saved) and all copies thereof to the Employer’s registered office. The Employee shall return any items, documentation,

Angelegenheiten, Betriebs- und Geschäftsgeheimnisse sowie Vorgänge, die ihm im Rahmen seiner Tätigkeit zur Kenntnis gelangen, während und auch nach dem Ausscheiden aus dem Arbeitsverhältnis Stillschweigen zu wahren. Die Verschwiegenheitspflicht erstreckt sich auch auf die in diesem Vertrag vereinbarte Vergütung sowie Betriebs- und Geschäftsgeheimnisse der mit dem Arbeitgeber verbundenen Unternehmen sowie von Kunden des Arbeitgebers oder mit dem Arbeitgeber verbundener Unternehmen.

(2)   Es ist dem Arbeitnehmer untersagt, Unterlagen, Dokumente, Dateien (gleich welchen Speichermediums) oder Gegenstände jeglicher Art Dritten zur Verfügung zu stellen oder zugänglich zu machen, soweit dies nicht zur Erfüllung der arbeitsvertraglichen Aufgaben erforderlich ist. Alle den Arbeitgeber und seine Interessen berührenden Geschäftsunterlagen sind ohne Rücksicht auf den Adressaten ebenso wie alle sonstigen Geschäftsstücke Eigentum des Arbeitgebers.

(3)   Der Arbeitnehmer wird auf Verlangen sofort, spätestens aber bei Beendigung des Arbeitsverhältnisse sämtliche im Eigentum des Arbeitgebers stehenden Gegenstände, Unterlagen, Dokumente documents and files (irrespective of the medium on which they are saved) and any copies thereof which he has received from the Employer’s customers to the respective customers immediately on request, but no later than the end of the employment relationship. The Employee shall provide the Employer with a list of all passwords, write-protect codes, access codes and similar which he has used in connection with his employment relationship immediately on request, but no later than the day on which the employment relationship comes to an end. The Employee shall have no retention rights irrespective of legal grounds.

(4)   On request, but no later than at the end of the employment relationship, the Employee shall delete any data or information saved on private electronic data carriers concerning matters of the Employer or any affiliated companies once he has returned these to the Employer in accordance with (3).

und Dateien (gleich welchen Speichermediums) sowie sämtliche Vervielfältigungen hiervon am Sitz des Arbeitgebers herausgeben. Soweit dem Arbeitnehmer von Kunden des Arbeitgebers Gegenstände, Unterlagen, Dokumente oder Dateien (gleich welchen Speichermediums) überlassen wurden, sind diese auf Verlangen sofort, spätestens aber bei Beendigung des Arbeitsverhältnisses, an den jeweiligen Kunden herauszugeben. Der Arbeitnehmer wird dem Arbeitgeber auf Verlangen sofort, spätestens aber am Tag der Beendigung des Arbeitsverhältnisses eine Aufstellung aller von ihm im Zusammenhang mit seinem Arbeitsverhältnis benutzten Passwörter, Schreibschutzcodes, Zugangscodes, u. ä. übergeben. Zurückbehaltungsrechte des Arbeitnehmers, gleich aus welchem Rechtsgrund, sind ausgeschlossen.

(4)   Der Arbeitnehmer wird auf Verlangen sofort, spätestens aber bei Beendigung des Arbeitsverhältnisses, sämtliche die Angelegenheiten des Arbeitgebers betreffenden Daten und Informationen, die auf privaten elektronischen Datenträgern gespeichert sind, nachdem er diese gemäß vorstehendem Abs. (3) an den Arbeitgeber herausgegeben hat, löschen.

§ 9

Work Results / Copyright

(1)   Protectable inventions, know-how, software programs, production and organizational procedures and improvements thereto and any other results of work together with any realization rights (hereinafter: Results of Work) arising from the Employee’s work for the Employer are the property of the Employer.

(2)   On conclusion of this contract the Employee shall transfer to the Employer all use and realization rights in copyrights and related property rights which inure to him in connection with this employment relationship exclusively and without restriction in content, time or territory. Rights in Results in Work shall be covered by the remuneration set out in § 4 (1); this shall also apply after this employment relationship has ended. In addition the statutory provisions regarding employee inventions and the implementation provisions and guidelines associated therewith shall apply accordingly.

§ 9

Arbeitsergebnisse / Urheberrechte

(1)   Schutzrechtsfähige Erfindungen, Know-how, Softwareprogramme, Herstellungs- und Organisationsverfahren und deren Verbesserungen sowie alle sonstigen Arbeitsergebnisse mit sämtlichen daraus folgenden Verwertungsrechten (nachfolgend insgesamt: Arbeitsergebnisse) aus der Tätigkeit des Arbeitsnehmers für den Arbeitgeber stehen im Eigentum des Arbeitgebers.

(2)   Der Arbeitnehmer überträgt dem Arbeitgeber mit Abschluss dieses Vertrages sämtliche ihm im Rahmen des Arbeitsverhältnisses erwachsenden Nutzungs- und Verwertungsrechte an Urheberrechten und verwandten Schutzrechten ausschließlich und ohne inhaltliche zeitliche oder räumliche Beschränkung. Die Rechte an Arbeitsergebnissen sind durch die in § 4 Abs. 1 vereinbarte Vergütung abgegolten und zwar auch für die Zeit nach Beendigung des Arbeitsverhältnisses. Im Übrigen gelten die Vorschriften über Arbeitnehmererfindungen und die hierzu ergangenen Durchführungsvorschriften und Richtlinien.

§ 10

Secondary Activities

Any additional paid or unpaid work may only be assumed by the Employee after obtaining prior written consent from the Employer. This shall not apply to charitable, religious and political activities which do not impair his activities under this contract. In this respect the Employee only has a duty to give prior notification.

§ 10

Nebentätigkeiten

Eine entgeltliche oder unentgeltliche Nebentätigkeit darf der Arbeitnehmer nur nach vorheriger schriftlicher Zustimmung des Arbeitgebers übernehmen. Ausgenommen hiervon sind karitative, konfessionelle und politische Tätigkeiten, die die Tätigkeit nach Maßgabe dieses Vertrages nicht beeinträchtigen. Insoweit besteht nur eine Pflicht des Arbeitnehmers zur vorherigen Anzeige.

§ 11

End of Contract / Termination

(1)   The employment relationship may be terminated by either party observing a notice period of seven months to the end of the month (ordinary termination).

(2)   The right to terminate the employment contract for good cause by either party shall remain unaffected.

(3)   Termination must be in writing. Notice of termination which is not in writing is legally invalid.

(4)   The employment relationship shall end automatically at the end of the month in which the Employee reaches the regular retirement age provided for under the state pension scheme; notice

§ 11

Vertragsbeendigung/Kündigung

(1)   Das Arbeitsverhältnis kann beiderseits unter Einhaltung einer Kündigungsfrist von sieben Monaten zum Monatsende ordentlich gekündigt werden.

(2)   Das Recht zur fristlosen Kündigung des Arbeitsvertrages aus wichtigem Grund bleibt beiderseits unberührt.

(3)   Jede Kündigung bedarf der Schriftform. Eine ohne Beachtung der Schriftform ausgesprochene Kündigung ist rechtsunwirksam.

(4)   Das Arbeitsverhältnis endet, ohne dass es einer Kündigung bedarf, mit Ablauf des Monats, in dem der Arbeitnehmer die Regelaltersgrenze in der gesetzlichen Rentenversicherung of termination is not necessary. If Mr. Cornett becomes partly or fully unable to work the employment relationship shall end without termination being necessary at the end of the month in which notice from the competent pen-sion insurance scheme on the granting of a pension on the grounds of inability to work (Erwerbsminderung) takes effect. The employment relationship may be terminated by either party beforehand in accordance with the above provisions (ordinary termination). The same shall apply if the Employee draws a pension before he reaches the statutory pension age on the grounds of age, after pre-retirement part-time work, or if he draws a pension on the grounds of full invalidity.

erreicht. Das Arbeitsverhältnis endet ferner, ohne dass es einer Kündigung bedarf, im Falle teilweiser oder voller Erwerbsminderung von Herrn Cornett; das Arbeitsverhältnis endet in diesem Fall mit Ablauf des Monats, in dem der Bescheid des zuständigen Rentenversicherungsträgers über die Gewährung einer Rente wegen Erwerbsminderung wirksam wird. Vorher kann das Arbeitsverhältnis nach Maßgabe vorstehender Bestimmungen beiderseits ordentlich gekündigt werden. Entsprechendes gilt, wenn der Arbeitnehmer vor Vollendung des Regelrentenalters Rente wegen Alters, nach Altersteilzeit oder Rente wegen vollständiger Erwerbsminderung in Anspruch nimmt.

§ 12

Release from Duty to Work

(1)   The Employer is entitled to release the Employee revocably or irrevocably on full pay from his contractual duty to work when the employment relationship is terminated, in particular after notice has been issued, irrespective of who issues such notice, if there are objective reasons therefor. Objective reason for releasing the Employee from work duties shall be impairment of company interests, in particular gross breach of contract by the Employee which jeopardizes the basis of trust,

§ 12

Freistellung von der Arbeitspflicht

(1)   Der Arbeitgeber ist berechtigt, den Arbeitnehmer im Zusammenhang mit einer Beendigung des Arbeitsverhältnisses, insbesondere nach einer Kündigung, gleich von welcher Seite sie erfolgt, bei Vorliegen eines sachlichen Grundes unter Fortzahlung seiner Bezüge unwiderruflich oder widerruflich von der Verpflichtung zur Erbringung der Arbeitsleistung freizustellen. Ein sachlicher Grund für die Freistellung liegt vor, wenn sie im betrieblichen suspicion of having betrayed operating or business secrets, competitive activity or if there is no further need to employ him on operational grounds.

(2)   Initially release from the obligation to carry out work duties shall be irrevocable for the duration of any untaken leave or time-off-in-lieu entitlement. If the period for which the Employee has been released from his work duties exceeds any remaining leave entitlement, release shall be revocable for the remaining period.

(3)   The Employee may only carry out gainful secondary employment during the period in which he is released from his work duties subject to prior notice to and consent from the Employer. The competition prohibition for the term of the contract continues to apply.

Interesse, insbesondere bei einem groben Vertragsverstoß des Arbeitnehmers, der die Vertrauensgrundlage beeinträchtigt, bei Verdacht des Verrats von Betriebs- oder Geschäftsgeheimnissen, bei Konkurrenztätigkeit oder bei aus betriebsbedingten Gründen fehlendem Beschäftigungsbedürfnis, notwendig ist.

(2)   Die Freistellung erfolgt zunächst unwiderruflich für die Dauer noch offener Urlaubsansprüche oder Freizeitausgleichsansprüche, die damit erledigt sind. Übersteigt die Freistellungszeit die Resturlaubsdauer, so bleibt die Freistellung widerruflich aufrecht erhalten.

(3)   Andere Erwerbstätigkeiten des Arbeitnehmers dürfen auch während der Freistellung nur nach vorheriger Anzeige und Genehmigung des Arbeitgebers ausgeübt werden. Das Wettbewerbsverbot während der Vertragsdauer bleibt aufrecht erhalten.

§ 13

Severance Payment at the End of the

Employment Relationship

(1)   If the Employer terminates the employment relationship for one of the reasons set out in Appendix 1 to this Contract and if Mr. Cornett does not file any claim by the expiry of the

§ 13

Abfindung bei Beendigung des

Arbeitsverhältnisses

(1)   Kündigt der Arbeitgeber das Arbeitsverhältnis aus einem der in Anlage 1 zu diesem Vertrag genannten Gründe und erhebt Herr Cornett bis zum Ablauf der Klagefrist keine Klage deadline by which a claim must be filed to ascertain that the employment relationship has not been dissolved, Mr. Cornett is entitled to a severance payment in accordance with and subject to the conditions and provisions set out in Appendix 1. This also applies if Mr. Cornett terminates the employment relationship for Good Reason. Mr. Cornett is entitled to severance provided that he has concluded a “Release Agreement” in accordance with the standard release agreement of the Employer prevailing at the time of the end of the employment relationship which provides a comprehensive settlement of all mutual financial claims. The severance payment shall be due for payment at the end of the employment relationship but not before the expiry of the deadline for filing a claim to ascertain the invalidity of the termination.

(2)   If Mr. Cornett receives a severance payment or compensation payment for the loss of his workplace on another legal basis, in particular due to a social plan, a works agreement, a collective bargaining provision, or due to statute (in particular, §§ 9, 10 Unfair Dismissal Act) the severance payment shall be set off against any severance entitlements to which the Employee may be entitled in accordance with this Contract.

auf Feststellung, dass das Arbeitsverhältnis durch die Kündigung nicht aufgelöst ist, hat Herr Cornett nach Maßgabe und unter den Voraussetzungen der in Anlage 1 getroffenen Regelungen Anspruch auf eine Abfindung. Gleiches gilt, wenn Herr Cornett das Arbeitsverhältnis berechtigterweise aus wichtigem Grund (“Good Reason”) kündigt. Der Anspruch auf Abfindung setzt voraus, dass Herr Cornett einen Abwicklungsvertrag (“Release Agreement”) entsprechend dem zum Beendigungszeitpunkt gültigen Standard-Abwicklungsvertrag des Arbeitgebers abschließt, der eine umfassende Erledigung sämtlicher gegenseitiger finanzieller Ansprüche vorsieht. Die Abfindung wird mit der Beendigung des Arbeitsverhältnisses zur Zahlung fällig, nicht jedoch vor Ablauf der Klagefrist für eine auf Feststellung der Unwirksamkeit der Kündigung gerichtete Klage.

(2)   Erhält Herr Cornett aufgrund einer anderen Rechtsgrundlage, insbesondere aufgrund eines Sozialplans, aufgrund einer Betriebsvereinbarung, aufgrund einer tarifvertraglichen Regelung oder aufgrund gesetzlicher Vorgaben (insbesondere §§ 9, 10 Kündigungsschutzgesetz) eine Abfindung oder Entschädigung als Ausgleich für den Verlust seines Arbeitsplatzes, so ist diese Abfindung

(3) The severance regulation attached to this Contract as Appendix 1 is an important component of the Employment Contract between the parties.

auf einen Herrn Cornett nach diesem Vertrag zustehenden Abfindungsanspruch anzurechnen.

(3)   Die als Anlage 1 diesem Vertag beigefügte Abfindungsregelung ist wesentlicher Bestandteil des Anstellungsvertrages zwischen den Parteien.

§ 14

Prohibition on Competition during the

Term of the Contract

Mr. Cornett may not engage in any activity which competes with that of the Employer or companies related or affiliated with the Employer during the term of this employment contract. In particular Mr. Cornett shall not engage in any employed or freelance activity or in any other capacity for a company which competes directly or indirectly with the Employer or companies related or affiliated with the Employer. Likewise, the Employee is prohibited from establishing, acquiring or participating directly or indirectly in a competing company of this type during the term of the contract. The acquisition of shares in listed companies is not regarded as a participation within the aforementioned meaning provided no more than 2 % of the shares are held.

§ 14

Wettbewerbsverbot während der

Vertragsdauer

Während der Dauer dieses Arbeitsvertrages hat Herr Cornett jeglichen Wettbewerb gegenüber dem Arbeitgeber oder gegenüber mit dem Arbeitgeber verbundenen Unternehmen zu unterlassen. Insbesondere darf er nicht in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig werden, welches mit dem Arbeitgeber oder einem mit dem Arbeitgeber verbundenen Unternehmen in direktem oder indirektem Wettbewerb steht. Ebenso ist es dem Arbeitnehmer untersagt, während der Vertragsdauer ein Konkurrenzunternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen. Der Erwerb von Aktien börsennotierter Unternehmen gilt nicht als Beteiligung im vorstehenden Sinne, soweit nicht mehr als 2 % der Aktien gehalten werden.

§ 15

Post-contractual Prohibition on

Competition

For a period of 18 months after termination of the employment contract Mr. Cornett may not become active, either on his own account or as an employee or in any other manner, for a company which competes, directly or indirectly, with the Employer or a company related or affiliated with it. In the same way Mr. Cornett may not during this prohibition either establish, acquire or participate directly or indirectly in such company. The acquisition of shares in listed companies is not regarded as a participation within the aforementioned meaning provided no more than 2 % of the shares are held. The prohibition on competition shall also apply to companies related or affiliated with the Employer.

§ 15

Nachvertragliches

Wettbewerbsverbot

Herrn Cornett ist es untersagt, auf die Dauer von 18 Monaten nach Beendigung dieses Anstellungsvertrages in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, welches mit dem Arbeitgeber im direkten oder indirekten Wettbewerb steht oder mit einem Wettbewerbsunternehmen verbunden ist. In gleicher Weise ist es Herrn Cornett untersagt, während der Dauer dieses Verbots ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar beteiligen. Der Erwerb von Aktien börsennotierter Unternehmen gilt nicht als Beteiligung im vorstehenden Sinne, soweit nicht mehr als 2 % der Aktien gehalten werden. Das Wettbewerbsverbot gilt auch zugunsten der mit dem Arbeitgeber verbundenen Unternehmen.

§ 16

Prohibition on Solicitation

During the employment relationship and for a period of 18 months after termination of the employment relationship Mr. Cornett may not actively solicit, itself or via a third party, directly or indirectly, in favour of a third party an employee of the Employer or of a company associated with the Employer or cause such employee to terminate his/her contractual relationship with the Employer or with a company associated with the Employer.

§ 16

Abwerbeverbot

Herr Cornett wird während der Dauer des Arbeitsverhältnisses und für die Dauer von 18 Monaten nach Beendigung des Arbeitsverhältnisses weder selbst noch durch andere, weder direkt noch indirekt, einen Mitarbeiter des Arbeitgebers oder eines mit dem Arbeitgeber verbundenen Unternehmens aktiv zu Gunsten Dritter abwerben bzw. ihn veranlassen, sein Vertragsverhältnis mit dem Arbeitgeber bzw. mit einer dem Arbeitgeber verbunden

Gesellschaft zu beenden.

§ 17 Outlays and Expenses Travel costs and expenses will be reimbursed against receipts in accordance with the Employer’s guidelines provided that they were necessary in the interest of the Employer.

§ 17

Auslagen und Spesen

Fahrtkosten, Reisekosten und Spesen werden, soweit sie im Interesse des Arbeitgebers erforderlich waren, entsprechend den jeweils gültigen Richtlinien des Arbeitgebers gegen Nachweis erstattet.

§ 18

Exclusion Periods

(1)   Claims arising from the employment relationship shall lapse if they are not asserted by the Employer or Mr. Cornett in writing within a cut-off period of three months from when they become due. Whether such claims have been asserted within the required period shall depend on receipt of the written claim by the respective recipient. If this exclusion period is not observed the claim will be forfeited. The exclusion period shall commence on the date on which the claim arises and the claimant gains knowledge of the circumstances giving rise to the claim or should have gained knowledge hereof without committing gross negligence. The exclusion period shall not apply to liability on the grounds of intent.

§ 18

Ausschlussfristen

(1)   Ansprüche aus dem Arbeitsverhältnis verfallen, wenn sie nicht innerhalb einer Ausschlussfrist von drei Monaten seit ihrer Fälligkeit von dem Arbeitgeber oder Herrn Cornett schriftlich geltend gemacht werden. Maßgeblich ist der Zugang der schriftlichen Geltendmachung beim jeweiligen Anspruchsgegner. Die Versäumung der Ausschlussfrist führt zum Verlust des Anspruchs. Die Ausschlussfrist beginnt, wenn der Anspruch entstanden ist und der Anspruchsteller von den anspruchsbegründenden Umständen Kenntnis erlangt oder ohne grobe Fahrlässigkeit erlangen musste. Die Ausschlussfrist gilt nicht bei Haftung wegen Vorsatz.

(2)   If the opposing party rejects the claim in writing or does not state that it is in agreement with the claim within one month of the claim being asserted the claim shall lapse if it is not asserted in court within three months of rejection or expiry of the above-mentioned one-month period.

(2)   Lehnt die Gegenpartei den Anspruch schriftlich ab oder erklärt sie sich nicht innerhalb von einem Monat nach Geltendmachung des Anspruchs mit diesem einverstanden, so verfällt dieser, wenn er nicht innerhalb von drei Monaten nach der Ablehnung oder nach Ablauf der vorstehenden Monatsfrist gerichtlich geltend gemacht wird.

§ 19

Consent to Data Collection and Data

Processing

Mr. Cornett agrees to his personal data being collected and processed to the extent that this is required in connection with the employment relationship (e.g. salary determination, salary statement, leave entitlement, personnel planning and development). This consent also applies to this data being passed on to third parties for the purposes of further data processing within the employment relationship on the Employer’s instructions.

§ 19

Einverständniserklärung zur

Datenerhebung und -verarbeitung

Herr Cornett ist mit der Erhebung und Verarbeitung der personenbezogenen Daten, die der Abwicklung des Arbeitsverhältnisses dienen (z.B. Gehaltsfindung, Gehaltsabrechnung, Urlaubserfassung, Personalplanung und —entwick-lung) einverstanden. Das Einverständnis erstreckt sich auch darauf, dass diese Daten Dritten zum Zwecke der Weiterverarbeitung im Rahmen der Abwicklung des Arbeitsverhältnisses im Auftrag des Arbeitgebers überlassen werden.

§ 20 Recognition of Years of Service If the duration of service is of importance for the accumulation of expectancies and rights Mr Cornett’s activities for companies	§ 20 Anerkennung von Dienstzeiten Soweit die Dauer der Dienstzeit für den Erwerb von Anwartschaften und Rechten von Bedeutung ist, wird Herrn Cornett die

in the Sauer-Danfoss group from March 1, 1976 to August 31, 2008 shall be taken into account.	Tätigkeit bei Unternehmen der Sauer-Danfoss Gruppe in der Zeit vom 1. März 1976 bis zum 31.08.2008 angerechnet.

§ 21

Choice of Law, Place of Jurisdiction

(1)   The employment contract is subject to German law.

(2)   Neumünster employment court is competent for all legal disputes arising from the employment relationship, its termination and settlement.

§ 21

Rechtswahl, Gerichtsstand

(1)   Der Arbeitsvertrag unterliegt deutschem Recht.

(2)   Für Rechtsstreitigkeiten aus dem Arbeitsverhältnis, seiner Beendigung und Abwicklung ist das Arbeitsgericht Neumünster zuständig.

§ 22 Authoritative Language The agreement has been prepared in German and in English. If there should be any doubt as to the interpretation of the content the German version shall take precedence.	§ 22 Maßgebliche Sprache Dieser Vertrag ist in einer deutschen und in einer englischen Fassung aufgesetzt. Im Zweifelsfall hat die deutsche Fassung Vorrang bei der Auslegung des Vertragsinhalts.

§ 23

Final Provisions, Written Form

Requirement, Severability Clause

(1)   The employment relationship shall be subject to the current version of the Employer’s rules and guidelines as well as this employment contract, in particular the prevailing “Code of Conduct”.

(2)   Amendments and additions to or termination of this contract shall be in

§ 23

Schlussbestimmungen,

Schriftformklausel, Salvatorische

Klausel

(1)   Ergänzend zu diesem Arbeitsvertrag gelten die jeweils gültigen Regeln und Richtlinien des Arbeitgebers, insbesondere die jeweils gültigen Verhaltensrichtlinien (“Code of Conduct”).

writing to be valid. This shall also apply to any departure from or waiver of the written form requirement itself. There are no collateral oral agreements. .

(3)   If any provision of this contract should be or become invalid in whole or in part, or should it transpire that there has been a lacuna, this shall have no effect on the validity of the remaining provisions. The invalid provision or lacuna shall be remedied by a suitable provision which — as far as legally possible — most closely reflect the meaning and purpose of the contract which the parties wanted or would have wanted had they considered this point.

(4)   This contract shall be executed in two originals. By placing their signature below, both parties confirm that they have received an original copy of this contract.

(2)   Änderungen, Ergänzungen oder eine Aufhebung dieses Vertrages bedürfen zu ihrer Rechtswirksamkeit der Schriftform. Dies gilt auch für ein Abweichen bzw. eine Aufhebung des Schriftformerfordernisses selbst. Mündliche Nebenabreden sind nicht getroffen.

(3)   Sollte eine Bestimmung dieses Vertrages ganz oder teilweise unwirksam sein oder werden oder sollte sich in diesem Vertrag eine Lücke herausstellen, wird hierdurch die Wirksamkeit des Vertrages im übrigen nicht berührt. Anstelle der unwirksamen Bestimmung und zur Ausfüllung von Lücken soll eine angemessene Regelung gelten, die, soweit nur rechtlich möglich, dem am nächsten kommt, was die Vertragsschließenden nach dem Sinn und Zweck des Vertrages gewollt haben oder gewollt haben würden, sofern sie diesen Punkt bedacht hätten.

(4)   Dieser Vertrag wird in zwei Originalen ausgefertigt. Die Vertragsparteien bestätigen mit ihrer Unterschrift, jeweils ein Originalexemplar dieses Vertrages erhalten zu haben.

Neumünster Germany,	Neumünster Germany,
..................(December 12, 2008)	..................(December 12, 2008)

/s/ Thomas Kittel
/s/ Akim Heinzer	/s/ Hans Cornett
Sauer-Danfoss GmbH & Co. OHG	Hans Cornett

APPENDIX 1

APPENDIX 1 TO THE EMPLOYMENT CONTRACT

between

SAUER-DANFOSS GMBH & CO. OHG

and

HANS CORNETT

as of December 12, 2008

Preliminary Remark:

Sauer-Danfoss GmbH & Co. OHG (hereinafter “Employer”) and Hans Cornett (hereinafter “Mr Cornett”) concluded an employment contract on December 12, 2008 (hereinafter “Employment Contract”). It was agreed under Section 13 of the Employment Contract that if Mr Cornett’s employment relationship ends — provided that he does not file a claim to ascertain that the employment relationship was not dissolved by the termination — he will receive a severance payment subject to these preconditions and to the following conditions:

1.             Payments in the event of death or disability

In the event that Mr Cornett’s employment is terminated by his death or determined disability, Mr Cornett’s estate or representative or Mr. Cornett, as the case may be, upon termination of the employment relationship shall be entitled to receive:  (a)  any remuneration under Section 4 of the Employment Contract that has accrued and is due but is unpaid as of his date of termination (the “Accrued Benefits”); (b)  a lump sum payment in cash equal to one year’s annual fixed salary as in effect on the date of his death as provided under Section 4(1) of the Employment Contract; and (c) a lump sum payment in cash equal to the pro-rata annual incentive which is the product of the Mr Cornett’s Annual Incentive Compensation Award (as defined in the Incentive Plan) that he would have actually received had he remained employed for the entire performance period, multiplied by a fraction (the numerator of which shall be the number of whole months worked by

Mr Cornett during the Employer’s fiscal year in which the date of death occurs and the denominator of which shall be the number 12 (the “Pro Rata Annual Incentive”)) — with such Pro Rata Annual Incentive being paid to Mr Cornett’s estate or representative, as the case may be, under the Incentive Plan at the same time as all other Incentive Compensation Awards are paid to the executives for such fiscal year.

2.             Termination Without Cause; For Good Reason.

(a)           Severance payments

In the event that Mr Cornett’s employment is terminated by the Employer without Cause (as defined in paragraph (b) immediately below) or by Mr Cornett for Good Reason (as defined in paragraph (b) immediately below), Mr Cornett shall be entitled to receive (A) the Accrued Benefits; (B) the Pro Rata Annual Incentive; (C) a lump sum payment in cash equal to one year’s annual fixed salary as in effect on the date of his termination as provided under Section 4(1) of the Employment Contract increased by Mr. Cornett’s Target Annual Incentive Opportunity (as defined in the Incentive Plan) as in effect on his date of termination; and (D) executive level career outplacement services provided for 12 months by a mutually agreeable outplacement firm and paid for, as actually incurred by Mr Cornett, by the Employer.

(b)           Definition of “Cause” and “Good Reason”

For purposes of 2(a), “Cause” means:  (i) the willful failure of Mr Cornett to perform his material duties with the Employer or the Sauer-Danfoss group as provided in the Employment Contract, (ii) the engaging by Mr Cornett in willful conduct which is demonstrably injurious to the Employer or to the Sauer-Danfoss group, monetarily or otherwise, (iii) the conviction (treating a nolo contendere plea as a conviction) of Mr Cornett of any crime or offense constituting a felony (whether or not any right to appeal has been or may be exercised), or (iv) a failure by Mr Cornett to comply with any material provision of the Employment Contract. For purposes of clauses (i) and (ii) of this definition, action or inaction by Mr Cornett shall not be considered “willful” unless done or omitted by him (A) intentionally or not in good faith and (B) without reasonable belief that his action or inaction was in the best interest of the Employer or the Sauer-Danfoss group, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

For purposes of 2(a) “Good Reason” means without Mr Cornett’s written consent:  (i) a material adverse alteration in the nature or status of the Mr Cornett’s position, duties, responsibilities or authority which is inconsistent with those in effect as of the effective date of his Employment Contract; (ii) a material reduction in the Mr Cornett’s  annual fixed salary as provided under Section 4(1) of the Employment Contract or level of employee benefits (other than across-the-board reductions applied similarly to all of the Company’s senior executives); (iii) failure to pay or provide any of the compensation set forth in the Employment Contract (except for an across-the-board reduction of compensation applied similarly to all of the Employer’s senior executives) which is not cured within 15 days after receipt by the Employer from Mr Cornett of written notice thereof; (iv) the relocation of Mr Cornett’s principal place of employment more than 50 miles from its location as of the effective date of his Employment Contract except for required travel on the Employer’s business; or (v) a failure by the Employer to comply with any material provision of the Employment Contract, which failure is not cured (if capable of cure) within 15 days after receipt by the Employer of written notice from Mr Cornett of such non-compliance by the Employer.

3.             Change in Control Severance Provisions

Section 4 provides for payment to Mr Cornett if his employment is terminated with the Employer for certain reasons after a Change of Control (as defined in Section 4) has already occurred with respect to Sauer-Danfoss, Inc. (the parent company of Sauer-Danfoss GmbH & Co. OHG).  In other words, payment under Section 4 is conditional upon two events occurring:  (1) a Change of Control of Sauer-Danfoss, Inc. pursuant to Section 4(b); AND (2) the termination of Mr. Cornett’s employment pursuant to Section 4(a) within two years of the Change of Control.  Mr Cornett acknowledges that in the event he becomes entitled to the payment specified in Section 4(a), the payment will be in lieu of any other payments to be made under the terms of this Agreement.

4.             Change in Control

(a)           Employment Terminations After a Change in Control

During the term of the Employment Contract, in the event Mr Cornett’s employment with the Employer is terminated within two years following a Change in Control (as such term is defined in Section 4(b) herein), unless such termination is (i) by the Employer for Cause (as the term Cause is defined in Section 2(b) herein), (ii) by reason of death, disability, or retirement, or (iii) by the Executive without Good Reason (as the term Good Reason is defined in Section 2(b) herein), then in lieu of all other benefits provided to Mr Cornett under the provisions of the Employment Contract or this Appendix 1, the Employer shall pay to Mr Cornett and provide him with the following:

(i)            The Accrued Benefits (in full satisfaction for these amounts owed to Mr Cornett).

(ii)           The Pro Rata Annual Incentive (in full satisfaction for these amounts owed to Mr Cornett).

(iii)          A lump sum payment in cash equal the sum of (A) one year’s annual fixed salary as in effect on the date of his termination as provided under Section 4(1) of the Employment Contract, PLUS (B) Mr. Cornett’s Target Annual Incentive Opportunity (as defined in the Incentive Plan) as in effect on his date of termination.

The parties agree that, in the event of the termination of Mr Cornett’s employment with the Employer under circumstances which entitle Mr Cornett to the payments set forth in this Section 4(a), such payment and benefits shall be deemed to constitute liquidated damages payable by the Employer to the Executive in full satisfaction of the Employer’s obligations hereunder or otherwise, and the Employer agrees that Mr Cornett shall not be required to mitigate his damages by seeking other employment or otherwise.

(b)           Definition of “Change in Control

“Change in Control”  means, and shall be deemed to have occurred upon any of the following events:

(i)            Any person (other than those persons in control of the Sauer-Danfoss Inc. as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation or other entity owned directly or indirectly by the stockholders of the

Company in substantially the same proportions as their ownership of stock of the Employer) becomes the beneficial owner, directly or indirectly, of securities of Sauer-Danfoss Inc. representing thirty percent (30%) or more of the combined voting power of Sauer-Danfoss Inc.’sthen outstanding securities; provided, however, that a Change in Control shall not result from (a) Danfoss A/S, as defined below, acquiring securities of the Employer from the Murmann Group, as such term is defined below, either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or (b) the Murmann Group acquiring securities of the Employer from Danfoss A/S either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or

(ii)           During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Sauer-Danfoss Inc. (and any new Director, whose election by Sauer-Danfoss Inc.’s  stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

(iii)          The consummation of: (A) a plan of complete liquidation of Sauer-Danfoss Inc.r; or (B) the sale or disposition of all or substantially all of Sauer-Danfoss Inc.’s assets; or (C) a merger, consolidation, or reorganization of Sauer-Danfoss Inc. with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of Sauer-Danfoss Inc.  outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of Sauer-Danfoss Inc. (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to Mr Cornett, if Mr Cornett is part of a purchasing group which consummates the Change-in-Control transaction. Mr Cornett shall be deemed “part of a purchasing group” for purposes of the preceding sentence if Mr Cornett is an equity participant in the purchasing company or group (except for (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

For purposes of (b)(i) of this Section 4, (A) Danfoss A/S shall be deemed to mean any one or more of  Danfoss A/S, any of its subsidiaries or related or affiliated companies or joint ventures, or any successor of the foregoing; and (B) the Murmann Group shall be deemed to mean any one or more of (i) Klaus Murmann, (ii) any member of his immediate family, (iii) any entity a majority of the voting interests of which are owned, directly or indirectly, by Klaus Murmann and/or any member or members of his immediate family, or (iv) trust, a majority of which is owned by, or a majority of the beneficiaries of which consist of, directly or indirectly, Klaus Murmann, and/or any member or members of his immediate family.

For the avoidance of doubt, a Change of Control under this Agreement shall only occur with respect to a Change of Control of Sauer-Danfoss, Inc., the parent company of Sauer-Danfoss GmbH & Co. OHG.  In no event shall payment under this Section 4 be due solely with respect to a Change of Control with respect to Sauer-Danfoss GmbH & Co. OHG alone.  Even if a Change of Control occurs with respect to Sauer-Danfoss GmbH & Co. OHG, no payment shall be due under this Section 4 UNLESS Sauer-Danfoss, Inc. has also incurred a Change of Control.

(c)           US Excise Tax Payment, If Applicable.

In the event that any amount or benefit to be paid or provided under this Section 4 or any other plan or agreement would be an “Excess Parachute Payment,” such that an “Excise Tax” is due, the Employer shall provide to Mr. Cornett, in cash, an additional payment in an amount to cover the full cost of the excise tax and

Mr. Cornett’s additional income and employment taxes on this excise tax payment (and to cover the resulting excise and income and employment taxes resulting from such payment, and so on).  For this purpose, Mr. Cornett shall be deemed to be in the highest marginal tax rate bracket.

For purposes of the preceding paragraph, the terms “Excise Tax” and “Excess Parachute Payment” shall have the meanings assigned to such terms in Sections 280G and 4999 of the US Internal Revenue Code of 1986, as amended.

5.             Taxes due

All taxes due on any severance payments and other payments under this agreement and any employee contributions to social insurance schemes due shall be borne by Mr Cornett.

6.             Release Agreement

Notwithstanding anything to the contrary contained in this Appendix 1 or the Employment Contract, Mr Cornett shall be required to execute the Employer’s then current standard release agreement as a condition to receiving any of the payments and benefits provided for in this Appendix to the Employment Contract.

7.             No entitlement to payments in the event of court disputes

Mr. Cornett is not entitled to any payments under the above clauses if he files action before a court for a judgement stating that termination is invalid or action for compensation.

8.             Payment of Long-Term Incentive Plan Upon Retirement

In the event the employment of Mr. Cornett with the Employer is by reason of Retirement during the performance period for any Long-Term Incentive Award, Mr. Cornett shall be entitled to receive a prorated payment of the underlying performance units from such Long-Term Incentive Award.  The prorated payment shall be determined by the Committee, in its sole discretion, based on the number of full months of the Mr. Cornett’s employment during the performance period, in relation to the total number of months in the performance period, and shall further be adjusted based on the achievement of the pre-established performance goals set forth in the Long-Term Incentive Award.

The prorated payment of performance units pursuant to this Section 8 shall be made at the same time as payments are made to participants who did not terminate employment during the performance period.

For purposes of this Section 8, Retirement means a termination from employment with the Employer on the normal retirement date on which Mr. Cornett qualifies for full (i.e., unreduced for early retirement or other actuarial reductions) retirement benefits under Mr. Cornett’s governing retirement benefit plan, as identified by the Committee.

Neumünster Germany	Neumünster Germany
Date December 12, 2008	Date December 12, 2008

/s/ Thomas Kittel
/s/ Akim Heinzer	/s/ Hans Cornett
Sauer-Danfoss GmbH & Co. OHG	Hans Cornett